Exhibit 99.1
GMXR

FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael J. Rohleder
President, CEO	CFO	Executive Vice President, IR
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338
GMXR Announces Third Quarter 2008 Results and Operational Update; $50 Million increase in Credit Facility; 2009 Guidance and Haynesville Shale Development Update
Oklahoma City, Oklahoma, Monday, November 3, 2008 GMXR., NASDAQ OMX Group: ‘GMXR‘; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces record production and financial results for the 3rd Quarter and first Nine Months of 2008. Some highlights are as follows:
3rd Quarter 2008
•	Oil and natural gas production of 3.5 BCFE; up 59% from 2.2 BCFE in the 3Q07 and up 6% from 3.3 BCFE in the 2Q08.

•	Oil and natural gas sales of $36.4 million; up 113% from $17.1 million in the 3Q07 and down 4% from $38.0 million in the 2Q08.

•	Lease operating expense of $1.17 per MCFE; up 3% from $1.14 per MCFE in the 3Q07 and up 21% from $0.97 per MCFE in the 2Q08.

•	Non-GAAP discretionary cash flows of $22.8 million; up 131% compared to $9.9 million in the 3Q07 and down 14% from $26.5 million in the 2Q08.

•	Net income of $10.3 million; up 186% compared to $3.6 million in the 3Q07 and down 18% from $12.6 million in the 2Q08.

•	Diluted earnings per share of $0.53; up 194% from $.18 in the 3Q07 and down 31% from $0.77 in the 2Q08.
Nine Months 2008
•	Record oil and natural gas production of 9.6 BCFE; up 60% from 6.0 BCFE in the 9M07.
•	Record oil and natural gas sales of $101.6 million; up 118% from $46.7 million in the 9M07.

1

•	Lease operating expense of $1.11 per MCFE; up 8% from $1.03 per MCFE in the 9M07.

•	Record Non-GAAP discretionary cash flows of $65.9 million; up 132% compared to $28.4 million in the 9M07.

•	Net income of $29.3 million up 144% compared to $12.0 million in the 9M07.

•	Diluted earnings per share of $1.70, up 162% compared to $0.65 in the 9M07.
GMXR Financial Results
The Company followed up the second quarter of 2008 with another strong quarter highlighted by continued production growth. “During the third quarter of 2008, the Company significantly strengthened its balance sheet by completing a common stock offering that netted the Company $134 million. Along with a recent $50 million increase in the Company’s borrowing base, we have the financial capacity to execute our Haynesville/Bossier shale (“H/B”) drilling program” said Jim Merrill, Chief Financial Officer. “As the expected H/B production begins to come on-line in the later part of the fourth quarter and early next year, we believe we will lower many of our per mcfe operating metrics.”
GMXR Increase in Borrowing Base
The Company announced an increased in its bank borrowing base of $50 million to $190 million effective October 30, 2008. The Company’s bank group is led by Capital One and includes BNP Paribas, Union Bank of California, Compass Bank and Fortis. The Company expects to enter 2009 with a net available credit line of approximately $160 million under this facility.
GMXR 3Q08 Operational Highlights
The third quarter of 2008 represents the beginning of a major transitional period for the company, where we switched our focus from drilling primarily vertical wells in the Cotton Valley Sand (“CVS”) to drilling horizontal H/B wells. Our first H/B well (Callison 9H) spudded August 18, 2008 and took 48 days to reach total depth (TD). High strength 7 inch casing was set as intermediate casing and 4 1/2 inch casing was set in the curve and lateral. The well has a 2,250 foot lateral and we will fracture treat 2,700 feet including part of curve with 8 stages of treatments. Each stage will consist of 350,000 — 500,000 pounds of ceramic proppant and 10,000 — 12,000 barrels of slickwater/gelled water. Each stage will be 350 — 500 feet apart and our perforations will be in five foot clusters, 85 feet apart. Completion is planned for late November.
For the quarter ending September 30, 2008, we drilled a total of 18 gross/13.87 net CVS and Travis Peak vertical wells. Capital expenditures for the quarter were $95.2 million which in addition to our normal capital expenditures included the previously announced acreage purchases and the pre-funding of drilling and pipeline materials. Production for the quarter ending September 30, 2008 averaged 38.2 Mmcfe per day for a total of 3.5 Bcfe. This marks the 18th consecutive quarter of production growth. We have grown our operated acreage over 130% in 2008 including the addition of an additional 10,955 net Haynesville acres in Q3. We now operate 81% of our gas development and we expect to add additional operated acreage in the remainder of 2008. As of September 30, 2008, the Company has 43,032 net operated acres including 38,455 acres of Haynesville/Bossier Shale giving GMXR more Haynesville/Bossier Shale acres on a per share basis than any other publicly traded company.
“GMXR continues to demonstrate its ability to deliver industry leading growth by staying focused on our East Texas unconventional resources” commented Ken Kenworthy, Jr. Chairman, President and Chief Executive Officer. “Our H/B horizontal drilling program is under way with one well at TD and ready for completion, two other wells drilling and two more planned to spud this month. Hurricanes Ike and Gustav prevented certain materials from timely reaching our drilling sites in Q3 so we delayed several H/B well spuds until the fourth quarter. During the third quarter, the Company contracted with Helmerich and Payne for four new FlexRig rigs for three year terms to be delivered throughout 2009 which will be focused exclusively on horizontal development of the H/B gas shale in the Company’s operated acreage. The Company also contracted one Unit Drilling next generation rig scheduled to be delivered in the summer of 2009. These fit for purpose rigs will lead our horizontal well development for many years.”
GMXR 4Q08 Operational Update
The Company will complete its first H/B horizontal well in late November, 2008. Two operated rigs are currently drilling the H/B and should reach TD in late December. Two more operated rigs will spud H/B wells in the fourth quarter. Four rigs in our operated area will be drilling H/B wells going into 2009. The first 17 permitted H/B horizontals will average 3,700 foot laterals and 12 stage fracture treatments. The Company continues to drill CVS vertical wells with two operated additional rigs. This shift in drilling focus to H/B from the CVS and the extended drilling time for horizontal wells will bring our planned wells to 93 gross/64.55 net wells for 2008.
GMXR 2009 Guidance
Our capital expenditure budget for 2009 will be $400 million and we will focus 88% of that budget on the H/B development. As a result of our H/B development, our estimated 2009 production is approximately 30 BCFE, representing over 100% growth. Our 2009 production estimate assumes 45 net H/B completions with an average initial rate of 3.4 mmcfepd per well, with flat production for 3 months, then a hyperbolic decline of 75%-80% in the next nine months. We will begin 2009 operating four drilling rigs in the H/B and two rigs in the CVS. At year end our plan includes 8-9 operated H/B rigs and 1-2 CVS rigs. “Our final 2009 well counts will be determined based on rig delivery schedules, internal cash flows, proppant and other service equipment availability and other factors. Our current 2009 budget can be funded with 2009 internally projected cash flow (assuming a Henry Hub price of $7.50 per mcf for natural gas and $75.00 per bbl of oil) and expected additional availability under our bank credit facility” Kenworthy added. Based on these price assumptions and our production estimate, the Company expects to generate oil and natural gas sales revenue of approximately $253 million, discretionary cash flow of $186 million and EBITDA of approximately $197 million.
GMXR Summary Operating Data for the Three and Nine Months Ended September 30, 2008

	Three Months		Nine Months
	Ended		Ended September
	September 30,		30,
	2007	2008	2007	2008
Production:
Oil (MBbls)	31	51	89	150
Natural gas (MMcf)	2,018	3,204	5,509	8,733
Gas equivalent production (MMcfe)	2,201	3,513	6,040	9,632
Average daily (MMcfe)	23.9	38.2	22.1	35.2

Average Sales Price:
Oil (per Bbl)
Wellhead price	$73.27	$114.97	$63.17	$110.91
Effect of hedges	—	(15.14)	—	(11.97)

Total	$73.27	$99.83	$63.17	$98.94
Natural gas (per Mcf)
Wellhead price	$6.60	$10.42	$7.01	$10.61
Effect of hedges	0.74	(0.66)	0.45	(0.67)

Total	$7.34	$9.76	$7.46	$9.94

Average sales price (per Mcfe)	$7.75	$10.36	$7.73	$10.55

Operating and Overhead Costs (per Mcfe):
Lease operating	$1.14	$1.17	$1.03	$1.11
Production and severance taxes	0.33	0.47	.32	0.49
General and administrative	0.93	1.31	.98	1.24

Total	$2.40	$2.95	$2.33	$2.84

Cash Operating Margin (per Mcfe)	$5.35	$7.41	$5.40	$7.71

Other (per Mcfe):
Depreciation, depletion and amortization — oil and natural gas properties	$1.82	$2.00	$1.84	$2.01
Results of Operations—Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007
     Oil and Natural Gas Sales. Oil and natural gas sales in the three months ended September 30, 2008 increased 113% to $36,408,000 compared to the three months ended September 30, 2007. 59% of the increase, was due to higher natural gas and oil production and 34% from higher natural gas and oil prices. The average price per barrel of oil and mcf of natural gas received in the three months ended September 30, 2008 was $99.83 and $9.76, respectively, compared to $73.27 and $7.34, respectively, in the three months ended September 30, 2007. Production of oil for the three months ended September 30, 2008 increased to 51 MBbls compared to 31 MBbls for the three months ended September 30, 2007. Natural gas production for the three months ended September 30, 2008 increased to 3,204 MMcf compared to 2,018 MMcf for the three months ended September 30, 2007, an increase of 58.8%. Greater production of oil and natural gas in the three months ended September 30, 2008 was the result of an increase in the number of producing wells in 2008. We expect continued increases in production and revenues, assuming no significant decline in prices, for the rest of the year resulting from continued drilling. Increases in revenues are also expected but may be moderated by declines in oil and natural gas prices in the fourth quarter.
     In the three months ended September 30, 2008, as a result of hedging activities, we recognized a decrease in oil and natural gas sales of $777,000 and $2,116,000, respectively, compared to an increase in natural gas sales of $1,499,000 in the three months ended September 30, 2007. In the third quarter of 2008, hedging reduced the average natural gas and oil sales price by $0.66 per Mcf and $15.14 per Bbl compared to an increase in natural gas sales price of $0.74 per Mcf in the third quarter of 2007.
During the third quarter of 2008, the Company added two costless collars for 2009 and 2010 natural gas production. The calendar year 2009 costless collar hedges an average of 189,000 MMBtu per month at a floor of $7.50/MMBtu and a ceiling of $8.60/MMBtu The calendar year 2010 costless collar hedges an average of 172,000 MMBtu per month at a floor of $7.50/MMBtu and a ceiling of $9.05/MMBtu. As our production increases in the future, we will evaluate the merits of additional oil and gas hedges and may also consider put options.
     Lease Operations. Lease operations expense increased $1,601,000, or 64%, for the three months ended September 30, 2008 to $4,111,000, compared to the three months ended September 30, 2007. The increased expense resulted from a greater number of producing wells, in addition to expenses related to several well workovers and road and compressor repairs incurred during the three months ended September 30, 2008. Lease operations expense on an equivalent unit of production basis was $1.17 per Mcfe in the three months ended September 30, 2008 compared to $1.14 per Mcfe for the three months ended September 30, 2007. Lease operations expense will continue to grow throughout the year as the number of producing wells increase. We expect lease operations expense on a per unit basis to decline in the fourth quarter barring any unplanned workover or repair expenses if our H/B drilling program is successful.
     Production and Severance Taxes. Production and severance taxes increased 126% to $1,651,000 in the three months ended September 30, 2008 compared to $732,000 in the three months ended September 30, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. The increase resulted from higher oil and natural gas sales and sales price as described above, offset by a severance tax refund of approximately $334,000 recorded in the third quarter of 2008. There were no severance tax refunds recognized in the third quarter of 2007. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. Upon approval from the State of Texas, certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years.
     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $3,657,000, or 79%, to $8,287,000 in the three months ended September 30, 2008. This increase is due to higher production levels and higher costs. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.00 per Mcfe in the three months ended September 30, 2008 compared to $1.82 per Mcfe in the three months ended September 30, 2007. The depletion rate increase was largely the result of higher drilling and completion costs. Depreciation, depletion and amortization expense is expected to increase for the remainder of the year as production increases.
     General and Administrative Expense. General and administrative expense for the three months ended September 30, 2008 was $4,592,000 compared to $2,037,000 for the three months ended September 30, 2007. The increase of $2,555,000, or 125%, was largely the result of hiring additional administrative and supervisory personnel needed to manage our growth and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Approximately $1.2 million of the general and administrative expenses in the third quarter of 2008 was related to non-cash compensation expense compared to $474,000 in the third quarter of 2007. General and administrative expense per equivalent unit of production was $1.31 per Mcfe for the three months ended September 30, 2008 compared to $0.93 per Mcfe for the comparable period in 2007. We expect general and administrative expense to increase for the remainder of the year due to personnel additions and related employee benefits and compensation increases implemented on July 1, 2008 to align our compensation more closely with our peers. Over the longer term, these costs should decline on a per unit basis as our production increases.
     Interest. Interest expense for the three months ended September 30, 2008 was $2,591,000 compared to $1,215,000 for the three months ended September 30, 2007. This increase is due to a greater amount of outstanding debt during the three months ended September 30, 2008.
Results of Operations—Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007
     Oil and Natural Gas Sales. Oil and natural gas sales in the nine months ended September 30, 2008 increased 118% to $101,647,000 compared to the nine months ended September 30, 2007. 60% of the increase is due higher natural gas and oil production and 36% to an increase in natural gas and oil prices. The average prices per barrel of oil and mcf of natural gas received in the nine months ended September 30, 2008 were $98.94 and $9.94, respectively, compared to $63.17 and $7.46, respectively, in the nine months ended September 30, 2007. Production of oil for the first nine months of 2008 increased to 150 MBbls compared to 89 MBbls for the first nine months of 2007. Natural gas production increased to 8,733 MMcf for the first nine months of 2008 compared to 5,509 MMcf for the first nine months of September 30, 2007, an increase of 59%.
     In the nine months ended September 30, 2008, as a result of hedging activities, we recognized a decrease in oil and natural gas sales of $1,794,000 and $5,796,000,

respectively, compared to an increase in natural gas sales of $2,493,000 in the nine months ended September 30, 2007. In the nine months ended September 30, 2008, hedging reduced the average natural gas and oil sales price by $0.67 per Mcf and $11.97 per Bbl compared to an increase in natural gas sales price of $0.45 per Mcf in the nine months ended September 30, 2007. As our production increases in the future, we will evaluate the merits of additional oil and natural gas hedges and may also consider put options.
     Lease Operations. Lease operations expense increased $4,422,000 in the nine months ended September 30, 2008 to $10,651,000, a 71% increase compared to the nine months ended September 30, 2007. Increased expense resulted from a greater number of producing wells in addition to maintenance expenses for the Company’s growing field operations. Lease operations expense on an equivalent unit of production basis was $1.11 per Mcfe in the nine months ended September 30, 2008 compared to $1.03 per Mcfe for the nine months ended September 30, 2007.
     Production and Severance Taxes. Production and severance taxes increased 145% to $4,709,000 in the nine months ended September 30, 2008 compared to $1,919,000 in the nine months ended September 30, 2007. Production and severance taxes are assessed on the value of the oil and natural gas produced. The above increase resulted from higher oil and natural gas sales described above offset by severance tax refunds of approximately $691,000 recorded in the first nine months of 2008. A growing number of wells with natural gas production are exempt from severance taxes or have reduced severance tax rates. In the first nine months of 2007, we recognized severance tax refunds of approximately $369,000. Upon approval from the State of Texas, certain wells are exempt from severance taxes or eligible for a reduced severance tax rate for a period of ten years.
     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $10,179,000 to $22,743,000 in the nine months ended September 30, 2008, up 81% from the nine months ended September 30, 2007. This increase is due to higher production levels and higher costs. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $2.01 per Mcfe in the nine months ended September 30, 2008 compared to $1.84 per Mcfe in the nine months ended September 30, 2007. The depletion rate increase was largely the result of higher drilling and completion costs. Depreciation, depletion and amortization expense is expected to increase for the remainder of the year as production increases.
     General and Administrative Expense. General and administrative expense for the nine months ended September 30, 2008 was $11,958,000 compared to $5,914,000 for the nine months ended September 30, 2007, an increase of 102%. The increase of $6,044,000 was largely the result of hiring additional administrative and supervisory personnel to manage our growth and compensation increases implementation July 1, 2008 to align our compensation more closely with our peers. Approximately $2.3 million of the general and administrative expenses in the first nine months of 2008 was related to non-cash compensation expense compared to $1.1 million in the first nine months of 2007. Additionally, we recorded a $748,000 charge to bad debt expense related to our estimated exposure from a bankruptcy filed by one of our oil purchasers. General and administrative expense per equivalent unit of production was $1.24 per Mcfe for the nine months ended September 30, 2008 compared to $0.98 per Mcfe for the comparable period in 2007. Excluding the charge to bad debt expense, general and administrative expense on a per unit of production would have been $1.16 per Mcfe for the first nine months of 2008. Longer term, general and administrative costs should decline on a per unit basis as our production increases.
     Interest. Interest expense for the nine months ended September 30, 2008 was $8,595,000 compared to $2,081,000 for the nine months ended September 30, 2007. This increase is due to a greater amount of outstanding debt during the first nine months of 2008.
Net Income and Net Income Per Share
      For the three months ended September 30, 2008 and 2007, we reported net income of $10.3 million and $3.6 million, respectively, an increase of 189%. Net income applicable to common stock for the three months ended September 30, 2008 and 2007 was $9.1 million and $2.4 million, respectively, an increase of 280%. Net income per basic and fully diluted share was $0.61 and $0.53 respectively, for the third quarter of 2008 compared to $0.18 per basic and fully diluted share for the third quarter of 2007. Weighted average fully-diluted shares outstanding increased by 28% from 13,396,694 shares in the third quarter of 2007 to 17,099,888 shares in the third quarter of 2008.
     For the nine months ended September 30, 2008 and 2007, we reported net income of $29.3 million and $12.0 million, respectively, an increase of 144%. Net income applicable to common stock for the nine months ended September 30, 2008 and 2007 was $25.9 million and $8.5 million, respectively, an increase of 203%. Net income per basic and fully diluted share was $1.87 and $1.70 respectively, for the nine months of 2008 compared to $.66 and $.65 respectively, for the nine months of 2007. Weighted average fully-diluted shares outstanding increased by 16% from 13,142,720 shares in the first nine months of 2007 to 15,224,728 shares in the first nine months of 2008.
      We recognized additional dilutive shares of 1,828,046 and 1,159,558 for the three and nine months ended September 30, 2008, respectively, from the February 2008 issuance of net share settlement 5.00% Senior Convertible Notes due 2013. The dilutive effect of the convertible bonds varies based on the Company’s stock price and for purposes of computing dilutive shares outstanding was based on the average stock price for the Company for the three and nine months ended September 30, 2008 of $61.94 and $46.53, respectively. The number of shares issuable increases as the Company’s common stock price increases and is finally determined based on the Company’s volume weighted average stock price for a specified 60-day measurement period ending on or about the actual conversion date.
      Net income applicable to common stock was used as the numerator in computing basic and diluted income per common share for the three and nine months ended September 30, 2007 and 2008. The following table reconciles the weighted average shares outstanding used for these computations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
Weighted average shares outstanding — basic	13,267,886	14,900,089	13,009,736	13,835,487
Effect of dilutive securities:
Convertible bonds	—	1,828,046	—	1,159,558
Restricted stock	—	72,655	—	24,603
Stock options	128,808	299,139	132,984	205,094

Weighted average shares outstanding — diluted	13,396,694	17,099,929	13,142,720	15,224,742

      Common shares loaned in connection with the convertible debt offering in the amount of 3,440,000 shares as of September 30, 2008 were not included in the computation of earnings per common share. While the borrowed shares are considered issued and outstanding for corporate law purposes, the Company believes that the borrowed shares are not considered outstanding for the purposes of computing and reporting earnings per share under GAAP currently in effect because the shares lent pursuant to the share lending agreement are required to be returned to the Company.
Capital Resources and Liquidity
      During the third quarter of 2008, the Company completed a 2 million share common stock offering that netted the Company $134 million. The proceeds of the offering were used to repay the Company’s bank line of credit in full and to fund continuing operations. The line of credit remained undrawn until late in the third quarter when the Company drew down $50 million to provide the Company liquidity and to minimize the Company’s risk to the on-going banking and financial crisis. The Company plans to maintain approximately six months of operating funds on-hand in the near term. In October 2008, the Company received a $50 million increase to its bank borrowing base under the Company’s revolving bank credit facility that raises the total borrowing base to $190 million. The Company expects to fund future capital expenditures with operating cash flows and borrowings under the bank line of credit. Entering into 2009, the Company anticipates having capital resources of approximately $160 million through a combination of cash and available funds under the Company’s revolving bank credit facility.

Cash Flow—Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007
      In the nine months ended September 30, 2008 and 2007, we spent $216.1 million and $138.6 million, respectively, in oil and gas acquisitions and development activities, including the acquisition of property and equipment. These investments were funded for the nine months ended September 30, 2008 by proceeds from our convertible senior note offering in February 2008, working capital borrowings under our credit facility, proceeds from our July 2008 equity offering and cash flow. Cash flow provided by operating activities in the nine months ended September 30, 2008 and 2007 was $58.8 million and $32.4 million, respectively. The increase in 2008 was a result of more production from new wells drilled and higher commodity prices.
A conference call and webcast, during which the management will discuss third quarter 2008 financial and operational results for GMXR, is scheduled for Monday, November 3rd at 11:00 CST / 12:00 EST. Prepared remarks by James Merrill, CFO and Ken Kenworthy, Jr., Chairman, President and Chief Executive Officer, will be followed by a question and answer session. Investors and analysts may participate via phone by dialing 1-877-879-4760 or 719-325-4760 five to ten minutes before the start of the conference call or via webcast by logging onto the GMXR website at www.gmxresources.com, under ‘Investor Relations’ events link at least 20 minutes prior to the scheduled start of the call and install any necessary audio software. An audio playback will be available from 2 PM CST November 3, 2008 until midnight, November 21, 2008 by dialing 1-888-203-1112 or 719-457-0820 and reference Replay Passcode “5664393”. During the conference call the Company’s most recent presentation titled “Q3 Earnings Release” will be utilized (available on the Company website at www.gmxresources.com, under ‘Investor Relations’).
GMXR is a ‘Pure Play’, E & P Company and one of the most concentrated Haynesville / Bossier Shale Operators in East Texas. The Company has 435 BCFE in proved reserves (YE2007) and 3.2 TCFE in total 3P reserves that are 94% natural gas and consist of 480 net Haynesville /Bossier 80 acre horizontal locations and 313 gross / 177.38 net Cotton Valley (“CV”) producers; 2,657 gross / 1,974 net CV un-drilled locations with a 100% drilling success rate. Five operated drilling rigs are currently developing this contiguous, multi-layer gas resource play on the Sabine Uplift; Carthage, North Field, in Panola & Harrison County of East Texas, and Caddo Parish of North Louisiana. The Company has invested $100 million in infrastructure which has contributed to ‘Best in Class’ finding and development costs. There are also 38 gross / 31 net Travis Peak/Hosston Sands & Pettit producers on the property. These multiple resource layers provide high probability and repeatable, organic growth. The Company, headquartered in Oklahoma City, Oklahoma, has interests in 377 gross / 227 net producing wells and operates 81% of its reserves. The Company’s strategy is to grow shareholder value through Haynesville/Bossier Shale horizontal well development as well as Cotton Valley Sand vertical wells, to continue acreage acquisitions, to focus on operational growth around its core area, and to convert its natural gas reserves to proved, while maintaining balanced prudent financial management.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share data)

	December 31,	September 30,
	2007	2008
ASSETS		(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$5,907	$55,909
Accounts receivable—interest owners	906	289
Accounts receivable—oil and gas revenues	10,258	20,741
Other current assets	1,782	916
Derivative instruments	—	3,834

Total current assets	18,853	81,689

OIL AND GAS PROPERTIES, AT COST, BASED ON THE FULL COST METHOD
Properties being amortized	352,069	544,960
Properties not subject to amortization	2,143	10,698
Less accumulated depreciation, depletion, and amortization	(33,257)	(52,619)

	320,955	503,039

PROPERTY AND EQUIPMENT, AT COST, NET	54,957	68,383

OTHER ASSETS	575	4,710

TOTAL ASSETS	$395,340	$657,821

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$34,941	$23,912
Accrued expenses	3,778	9,999
Revenue distributions payable	3,667	8,163
Derivative instruments	1,720	—
Deferred income taxes	—	1,208
Current maturities of long-term debt	4,321	125,098

Total current liabilities	48,427	168,380

LONG-TERM DEBT, less current maturities	121,413	81,521

OTHER LIABILITIES	4,649	6,444

DEFERRED INCOME TAXES	11,925	26,371

SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share—authorized 50,000,000 shares; issued and outstanding 13,267,886 shares in 2007 and 18,781,336 shares in 2008	13	19
Additional paid-in capital	180,543	317,547
Retained earnings	29,686	55,551
Accumulated other comprehensive income, net of taxes	(1,318)	1,986

Total shareholders’ equity	208,926	375,105

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$395,340	$657,821

GMX Resources Inc. And Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
OIL AND GAS SALES	$17,050	$36,408	$46,693	$101,647

EXPENSES:
Lease operations	2,510	4,111	6,229	10,651
Production and severance taxes	732	1,651	1,919	4,709
Depreciation, depletion, and amortization	4,630	8,287	12,564	22,743
General and administrative	2,037	4,592	5,914	11,958

Total expenses	9,909	18,641	26,626	50,061

Income from operations	7,141	17,767	20,067	51,586

NON-OPERATING INCOME (EXPENSES):
Interest expense	(1,215)	(2,591)	(2,081)	(8,595)
Interest and other income	48	100	177	146

Total non-operating expense	(1,167)	(2,491)	(1,904)	(8,449)

Income before income taxes	5,974	15,276	18,163	43,137

PROVISIONS FOR INCOME TAXES	(2,413)	(4,992)	(6,151)	(13,804)

NET INCOME	3,561	10,284	12,012	29,333
Preferred stock dividends	1,156	1,156	3,469	3,469

NET INCOME APPLICABLE TO COMMON STOCK	$2,405	$9,128	$8,543	$25,864

EARNINGS PER SHARE — Basic	$0.18	$0.61	$0.66	$1.87

EARNINGS PER SHARE — Diluted	$0.18	$0.53	$0.65	$1.70

WEIGHTED AVERAGE COMMON SHARES — Basic	13,267,886	14,900,089	13,009,736	13,835,487

WEIGHTED AVERAGE COMMON SHARES — Diluted	13,396,694	17,099,888	13,142,720	15,224,728

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2007	2008
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income	$12,012	$29,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	12,564	22,743
Deferred income taxes	6,137	13,769
Non-cash compensation expense	1,070	2,059
Other	59	1,459
Decrease (increase) in:
Accounts receivable	(4,259)	(10,614)
Other current assets	(1,822)	181
Increase (decrease) in:
Accounts payable and accrued expenses	4,333	(4,725)
Revenue distributions payable	2,265	4,634

Net cash provided by operating activities	32,359	58,840

CASH FLOWS DUE TO INVESTING ACTIVITIES
Additions to oil and natural gas properties	(125,251)	(196,870)
Purchase of property and equipment	(13,383)	(19,269)

Net cash used in investing activities	(138,634)	(216,139)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advance on borrowings	78,135	160,000
Payments on debt	(66,196)	(204,115)
Issuance of subordinated notes	30,000	—
Proceeds from sale of 5.00% Senior Convertible Notes	—	125,000
Proceeds from sale of common stock	65,706	134,681
Dividends paid on Series B preferred stock	(3,469)	(3,469)
Fees paid relating to financing activities	(634)	(4,796)

Net cash provided by financing activities	103,542	207,301

NET INCREASE IN CASH AND CASH EQUIVALENTS	(2,733)	50,002

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,960	5,907

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,227	$55,909

CASH PAID DURING THE PERIOD FOR:
INTEREST	$1,292	$7,859
TAXES	$—	$53

GMX Resources Inc. and Subsidiaries
Non-GAAP Supplemental Information — Discretionary Cash Flows (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
		(In thousands)
Net Income	$3,561	$10,284	$12,012	$29,333

Non cash charges:
Depreciation, depletion, and amortization	4,630	8,287	12,564	22,743
Deferred income taxes	2,399	4,992	6,137	13,769
Non cash compensation expense	474	1,095	1,070	2,058
Other	34	(722)	59	1,484

Preferred stock dividends	(1,156)	(1,156)	(3,469)	(3,469)

Non-GAAP discretionary cash flow	$9,942	$22,780	$28,373	$65,918

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$8,422	$15,531	$32,359	$58,840

Adjustments:
Changes in operating assets and Liabilities	2,676	8,405	(517)	10,547
Preferred stock dividends	(1,156)	(1,156)	(3,469)	(3,469)

Non-GAAP discretionary cash flow	$9,876	$22,780	$28,373	$65,918

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.